FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

This Fifth Amendment to Participation Agreement (the "Amendment") is dated and effective as of this of this 24th day of April, 2012, by and among Vanguard Variable Insurance Fund (the "Fund"), The Vanguard Group, Inc. (the "Sponsor"), Vanguard Marketing Corporation (the "Distributor"), and Principal Life Insurance Company ("PLIC"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of April 30, 2002, as amended (the "Agreement"), and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree as follows:

1.     Joinder of Principal National Life Insurance Company.

(a)     The parties agree that, as of the date of this Amendment, Principal National Life Insurance Company, an Iowa corporation ("PNLIC"), shall be added as an additional party to the Agreement on its own behalf and on behalf of each Account of PNLIC named in Schedule A of the Agreement, as may be amended from time to time. PNLIC agrees that, as of the date of this Amendment, it shall be bound by all representations, warranties, covenants, agreements, liabilities and obligations applicable to the Company under the Agreement. Upon execution of this Amendment, all references in the Agreement to the "Company" shall refer to PLIC and/or PNLIC, as applicable.

(b)     PLIC represents that it that has authorized PNLIC to access the NSCC Fund/SERV system using NSCC Membership Number 0175 and that all purchases and redemption of shares of the Fund by Accounts of PNLIC shall be governed by the Defined Contribution Clearance & Settlement Agreement dated as of June 13, 2006 between the Sponsor and PLIC, as amended (to which PNLIC has been joined on even date herewith).

2.     Amendment of Ninth Whereas Clause. The ninth Whereas clause of the agreement is hereby deleted in its entirety and replaced with the following:

"WHEREAS, Principal Life Insurance Company, Principal National Life Insurance Company and the Sponsor have entered into a Defined Contribution Clearance & Settlement Agreement dated as of June 13, 2006, as amended (the "DCC&S Agreement"), which sets forth the operational provisions governing the purchase and redemption of shares of the Fund by the Accounts and related matters;"

3.     Amendment of Participation Agreement. All references in the Agreement to the "Fund/SERV Agreement" are replaced with the "DCC&S Agreement".

REC'D MAY 01 2012

4.     Amendment to Article III. Article III of the Agreement is hereby amended by adding a new Section 3.4 as follows:

"3.4.     Summary Prospectuses.

(i)     The parties acknowledge and agree that the Fund is not obligated to provide the Company with a summary prospectus with respect to a Portfolio (a "Fund Summary Prospectus"). Notwithstanding the foregoing, in the event that the Fund offers a Fund Summary Prospectus, the Sponsor represents and warrants that such Fund Summary Prospectus and the hosting of such Fund Summary Prospectus on a website maintained by the Sponsor or its agent in accordance with Rule 498 of the 1933 Act ("Rule 498") will comply with all applicable state and federal securities laws. For purposes of this Section 3.4, "summary prospectus" shall have the meaning set forth in Rule 498.

(ii)     The parties acknowledge and agree that the Company, in its sole discretion, may elect to distribute a Fund Summary Prospectus, if issued by the Fund, to its Variable Insurance Product owners. In the event that the Company elects to distribute a Fund Summary Prospectus, the Company represents and warrants that it will comply with all laws and regulations applicable to the Company, the Accounts, or the Variable Insurance Products in connection with the use of such Fund Summary Prospectus.

(iii)     In the event that the Sponsor elects to discontinue the use of a Fund Summary Prospectus, the Sponsor agrees to use commercially reasonable efforts to provide the Company with prior notice of such discontinuation."

5.     Amendment of Article X. Article X of the Agreement is hereby amended by deleting the Company's contact information and replacing it with the following:

"If to the Company:     Principal Life Insurance Company
711 High Street
Des Moines, IA 50392-0300
Attn: Charles Schneider or Variable Life Counsel

Principal National Life Insurance Company
711 High Street
Des Moines, IA 50392-0300
Attn: Charles Schneider or Variable Life Counsel"

6.     Amendment to Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

7.     No Other Modifications. Except as specifically modified herein, the Agreement remains in full force and effect in accordance with its terms. All references in the Agreement to the "Agreement" shall be deemed to be references to the Agreement as amended hereby. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

8.     Counterparts. This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE
INSURANCE FUND

By: /s/Heidi Stam
Name: Heidi StamTHE VANGUARD GROUP, INC.

By: /s/Matthew R. Walker
Name: Matthew R. WalkerTitle: Secretary
Title: Principal

THE VANGUARD GROUP, INC.

By: /s/Matthew R. Walker
Name: Matthew R. Walker
Title: Principal

VANGUARD MARKETING CORPORATION

By: /s/Heidi Stam
Name: Heidi Stam
Title: Senior Vice President

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By:/s/Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company

Name of Separate Account	Contracts Funded by Separate Account
Separate Account B	None
Variable Life Separate Account	Principal Benefit Variable Universal Life Principal Benefit Variable Universal Life II Principal Executive Variable Universal Life Principal Executive Variable Universal Life II

Principal National Life Insurance Company

Name of Separate Account	Contracts Funded by Separate Account
Variable Life Separate Account	None